Exhibit 10.45

2nd January 2009

Neil Stevens

5 Faraday House

30 Blandford St

London

W1U4BY

Dear Neil

S Technologies Limited (Skype) (the “Company”) is pleased to offer you the position of VP & GM Consumer at a salary of £190,000 per annum which will be paid monthly in arrears. You will be eligible to participate in the Skype Incentive Plan, which is currently comprised of 3 components: 2 semi annual and 1 annual. Payouts are based on individual achievement as well as eBay and Skype performance. Your target bonus for the plan is 45% of your base salary. To be eligible to receive any bonus, you must be employed for a full calendar quarter and you must be actively employed on the date the bonus is paid. The payment of any bonus is at the Company’s sole and absolute discretion and subject to the terms and conditions of Skype Incentive Plan. The Company reserves the right to amend, change or cancel the plan at its sole discretion.

Your initial place of work will be at 2 Stephen Street, London W1T lAN. Your job may also involve occasional travel for the proper performance of your duties.

By accepting this offer you warrant and agree that:

(a)	you are under no employment contract, bond, proprietary information agreement, invention agreement, confidentiality agreement or other obligation which would breach or be in conflict with the terms and conditions of your employment with us or encumber your performance of duties assigned to you by us;

(b)	you have not signed or committed to any employment or consultant duties or other obligations which would divert your full attention from the duties assigned to you by us under your employment; and

(c)	you will provide to the Company, before you commence your employment, an original official document bearing your National Insurance number and/or other evidence of your ability to accept legal employment in the United Kingdom in accordance with the Asylum and Immigration Act 1996 to the complete satisfaction of the Company.

(d)	we may hold relevant details relating to you and we may pass relevant details relating to you to Skype Inc and may pass these details to other group companies in any country to which you are transferred. Your details will continue to be handled with appropriate care although you may no longer have rights under UK or European data protection law.

Upon meeting the Company’s eligibility requirements mentioned above, you will be entitled to the benefits that the Company offers employees in positions such as yours. These benefits are described in greater detail in the attached Terms & Conditions of Employment. Your holiday entitlement for the remainder of the current holiday year will be advised to you once your start date is confirmed plus any remaining Public Holidays recognized by the Organization. These details are based on a 5 day working week.

To the extent that any of the benefits offered to you in your employment package constitute taxable income you will be responsible for all related tax liabilities.

No grant of stock options under the unapproved plan will be made to you unless and until:

(a)	you agree to indemnify and keep indemnified the Company in full in respect of any liability of the Company to account for any amount of income tax and/or primary (employee’s) Class I National Insurance contributions arising in respect of the grant, exercise, release, cancellation or other disposal of the share options (a “Trigger Event”), and that you will within 14 days of the end of the income tax month in which the Trigger Event took place, pay to the Company the full amount due in respect of this indemnity. By signing this letter you agree to indemnify the Company against this liability. ; AND

(b)	you sign (in the presence of a witness but do not date) the attached joint election agreement (“Joint Election”) which is in a form that the Inland Revenue have approved and which has been approved by our US auditor under US GAAP whereby you assume sole responsibility for any secondary Class 1 National Insurance Contributions which would otherwise fall on the Company in connection with a Trigger Event.

Only following your execution of the Joint Election will the Board consider granting you any options. Please therefore return the Joint Election to us signed by you in front of a witness who is not related to you with the other documents mentioned in the paragraph below. Do not date the Joint Election, as the Joint Election will be dated on the first day of your employment when the Board will consider granting you options.

You will also receive a special make-good payment of £300,000 less statutory deductions, payable on, or around, the first anniversary of your start date. In order to receive such special payment, you must be employed by the Company and not have given notice of termination or have been terminated (because the Company has grounds to believe that you have committed a material breach of the terms and conditions of your employment, any gross misconduct or any act of gross incompetence) on or before the date the payment is made. If the Company undergoes a change of control (following which the Company ceased to be an affiliate of eBay Inc.) prior to the first anniversary of your start date, the special payment will become payable following the closing of such change of control.

You will also receive two additional payments per annum each totalling 2.5% of your basic annual salary (after deduction of applicable tax and employee’s National Insurance contributions). These payments will be made to you through our payroll system in September and March each year, the first one being payable in September 2009. You understand and confirm that S Technologies Limited has the right at any time to withdraw your entitlement to receive any such payments on review of its current benefits package.

As a condition of your employment, you must complete the “Employee Proprietary Information and Inventions Deed” prior to commencing employment. This should be signed in the presence of a witness, who should sign and date the Deed as indicated. In part this Deed requires that a departing employee refrain from the unauthorized use or disclosure of the Company’s confidential information (as defined in the Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the “Employee Propriety Information and Inventions Deed”, please call me.

We hope that you and the Company will find mutual satisfaction with your employment. You will be subject to a 90-day introductory period beginning with the date of you commencing employment. During this time, you and the Company will have the opportunity to evaluate your compatibility, ability and interest in the position. At or near the conclusion of the introductory period, the Country Manager of the UK or your direct-line manager will conduct a review of your performance. Your employment may be terminated at any time on 3 months notice, with or without cause, during this period, should you or the Company deem such termination necessary or appropriate.

The other details of your employment with the Company are covered in the attached Employment Agreement. Upon your acceptance of this offer and the terms of the Employment Agreement, please advise your start date.

All of us at the Company are very excited about you joining our team and look forward to a beneficial and fruitful relationship.

This letter, in addition to the attached Employment Agreement, the Joint Election, and the “Employee Proprietary Information and Inventions Deed” constitute the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement.

Kindly indicate your consent to this employment agreement by signing and returning copies of each of the enclosed documents to Jurga Cemerkiene by the close of business on 23’ January 2009 failing which the offer will lapse.

Yours sincerely,

/S/ ROBERT MILLER
Name:	Robert Miller
Title:	Director

ACCEPTED:

/s/ NEIL STEVENS		19/01/09
Name: Neil Stevens		DATE

Anticipated Start Date:	tbc

Confirmed Start Date:	20/04/09

Statement of Terms and Conditions of

Employment

2nd January 2009

Neil Stevens

5 Faraday House

30 Blandford St

London

W1U4BY

This statement sets out and/or refers to other documents which detail the terms and conditions of employment under which S Technologies Limited (hereafter referred to as “the Organisation”) is offering you employment.

Commencement of Employment

Your employment with the Organisation will commence on TBC

Your employment with any previous employer does not count as part of your period of continuous employment with the Organisation.

Job Title Duties

VP & GM Consumer. This title does not define or limit the scope of your employment with the Organisation which might reasonably require you to perform other duties from time to time. You will appreciate that your job and job title will be subject to change as the Organisation grows.

Remuneration

Your base salary will be paid at the rate of £190,000 per annum. Salaries are paid monthly in arrears by credit transfer at the rate of 1/12th of the annual salary. Payment will be made not later than the last working day of each month. If you leave the Organisation towards the end of a month after the payroll has been processed, you will owe the Organisation any overpayment of salary for the days not worked.

You agree and acknowledge that the Organisation may from time to time or on termination of your employment deduct any sums owed to it by you from any sums owed to you by the Organisation and by signing the copy of this statement you authorise any such deductions to be made without the need for further consent at the relevant time.

It is essential that you open and maintain a personal bank account or suitable building society account and provide the Organisation with the necessary details to enable direct payments to be made. Salaries are reviewed annually. You will be notified on your next review date when appropriate.

Location

Your initial place of work will be at 2 Stephen Street, London W1T lAN. Your job may also involve occasional travel for the proper performance of your duties.

Hours of Work

The normal contractual hours of work are 40 hours a week from 9.00a.m. to 6.00p.m. each day, Monday to Friday, with one unpaid hour for lunch taken between 12.00 noon and 2.00 p.m. each day. However we operate a flexible approach to start and finish times, subject to agreement with your manager.

You may also be required to work additional hours in accordance with the reasonable demands of the Organisation and its needs. You will not be entitled to overtime payments.

Holiday Entitlement

You are entitled to 25 days paid holiday in any holiday year.

Holiday entitlement is calculated based on the formula shown below. This is in addition to all public holidays which are recognised by the Organisation, or assigned days in lieu. Holidays will be paid at the same rate as your base salary. Your holiday entitlement for the remainder of the current holiday year will be advised to you once your start date is confirmed plus any remaining Public Holidays recognised by the Organisation. These details are based on a working week of 5 days.

The Organisation’s holiday year runs from 1st January to 31st December. Holidays must be taken by the year-end or be forfeited.

Holidays may only be taken with the prior consent of your immediate manager, who will take into account the needs of the Organisation when deciding whether to give permission for holidays. You are required to give the Organisation reasonable notice that you wish to take a holiday. This should be at least 4 weeks ahead of a 2 week holiday or 2 weeks ahead of a 1 week holiday. The Organisation will then be entitled to refuse your request and ask you to postpone your leave, by giving you notice equivalent to the number of days that the refusal relates to.

Should you leave the Organisation (other than due to gross misconduct or other breach of your terms of employment), a payment will be made to you in respect of the balance of your holiday entitlement. On termination of employment, the entitlement to accrued holiday pay is based on the following formula, less any holiday already taken:

Weeks worked x Full annual entitlement

52

If at the date of termination of your employment you have taken more than your accrued annual holiday entitlement, the Organisation will deduct the value of the excess holiday taken from any salary or other sums due to you.

Absence Reporting Procedures, Maternity/Parental Leave and Sick Pay

Details of the procedure that you must follow if you are absent from work for any reason are contained in your Employee Handbook. If you are unable to attend work for any reason you must notify your manager within one hour of your start time or as soon as practicable thereafter. You should indicate your reasons for being absent at that time and the likely duration of your absence. You must keep the Organisation informed as to the continuation and likely duration of your sickness absence and provide a doctor’s note when requested. You will be required to complete an Absence Declaration form on your return from sick leave.

No salary is paid for unauthorised absence from work. Provided you satisfy the conditions concerning eligibility to Statutory Sick Pay and have complied with the procedure referred to above, you will be entitled to Sick Pay for absences due to either sickness or injury. Sick Pay includes Statutory Sick Pay and the Organisation’s Sick Pay as follows:

Length of service	SSP is made up to:

Up to 6 months	SSP only paid

Over 6 months to 2 years	6 weeks full pay and 6 weeks half pay in a rolling 12 month period. Subject to the insurers approval, Long Term Income Replacement cover will apply after six months continuous illness.

Over 2 years	13 weeks full pay and 13 weeks half pay in a rolling 12 month period. Subject to the insurers approval, Long Term Income Replacement cover will apply after six months continuous illness.

Receipt of, or entitlement to, sick pay does not, however, guarantee continued employment with the Organisation.

If, on joining the Organisation, you are in possession of either a leaver’s statement SSP (1) or a Form BF220 from your local DWP office it must be given to your manager at the earliest opportunity.

Details of the provisions available for Parental Leave, Maternity Leave and/or Maternity Pay, Paternity Leave and/or pay and Adoption Leave and/or pay are contained on Employee Handbook.

Pension

The Organisation does not operate any pension scheme or provide any other occupational pension benefits to you.

The Organisation has set up the process for a Stakeholder pension for any employees who wish to contribute to such a scheme. Details are available from the Finance Director.

There is no contracting out certificate in force in relation to your employment with the Organisation.

Code of Conduct, Disciplinary and Grievance Procedures

These are outlined in your Employee Handbook.

If you are dissatisfied with any disciplinary decision made against you, you should appeal in writing to the Chief Executive.

Should you have any grievance relating to your employment with the Organisation you should raise the matter, in the first instance, with your manager, giving details of your grievance. Should the matter not be resolved you should refer your grievance to the Chief Executive.

Health and Safety

Under the Health and Safety at Work Act responsibility for health and safety extends to individual members of staff both for their own safety and that of their colleagues and visitors. Any accidents or near misses must be reported for recording in the Accident or the Incident Book immediately. You must familiarise yourself with the Organisation’s policy on health and safety, which is available on Employee Handbook. You must also read and ensure that you understand the Fire Procedure for your place of work.

Life Assurance

The Organisation will provide you at its discretion with Life Assurance equal to 4 times your base annual salary and subject to the insurer’s terms and conditions. Details are available from the Finance Director.

Private Health

The Organisation will provide you with private health care insurance, subject to the insurers approval. You may opt to add your spouse and children at your cost. Provision of this benefit is subject to the insurer’s terms and conditions. Details are available from the Finance Director.

Long Term Income Replacement

The Organisation will provide you with Long Term Income Replacement insurance, subject to the insurers approval. Provision of this benefit is subject to the insurer’s terms and conditions and does not guarantee continued employment with the Organisation. Details are available from the Finance Director.

Insurance/Pension - General

The Organisation reserves the right, at it’s absolute discretion, to terminate it’s participation in any Pension or insurance Scheme or to substitute another scheme or alter the benefits available under any such Scheme. In the event of the reduction or discontinuance of any pension or insurance scheme benefit referred to above, the Organisation shall be under no obligation to replace the same with identical or similar such benefits.

Employee Proprietary Information and Inventions Agreement

It is a condition of your employment is that you sign and comply with the attached Employee Proprietary Information and Inventions Agreement

Retirement Date

Your normal retirement date is on your birthday when you reach the age of 65.

Collective Agreements

Your terms and conditions are not covered by collective agreements.

Notice Period

During the first 90 days of your employment your performance will be constantly monitored. During this period your employment may be terminated by the provision of 3 months notice by either party. Thereafter, except in cases warranting summary dismissal, either party will be required to give to the other 6 months’ written notice of termination.

The Organisation reserves the right to pay you in lieu of notice at its sole discretion.

If it is discovered at any time after you have commenced your employment that your references are not genuine, that you have misrepresented any information about yourself on the application form or at the selection interview, or that you have not disclosed a relevant conviction, your employment will normally be terminated without notice.

The Organisation expressly reserves the right to terminate your employment without notice if it has grounds to believe that you have committed any material breach of these terms and conditions or any gross misconduct or act of gross incompetence, any such action under this paragraph being without prejudice to any other of the Organisation’s rights.

If notice of termination of your employment is given to you, the Organisation may require you to perform only such duties as it may specifically allocate to you, or no duties at all and may exclude you from any premises of the Organisation during any period of your notice or part of it, provided that your salary and contractual benefits shall remain payable in fill during this period (unless and until your employment is terminated). In this case, you will remain an employee of the Organisation and, as such, you will not be entitled to work for any other Organisation whether or not for remuneration.

Return of Organisation Property

You are required, on your last day worked with the Organisation, to return to your manager all or any Organisation property which may be in your possession, including but not limited to your mobile phone, laptop computer, any documents, files, credit cards and keys. You also agree to return to the Organisation all confidential data embodied or recorded in tangible form, which is in your possession or control.

You acknowledge that failure to do so could entitle the Organisation to withhold payment of your final salary and/or any other monies payable to you or to deduct an amount equivalent to the cost of such property from such monies. You will be required to sign a separate statement to this effect, on delivery of any Organisation property to you during the course of your employment.

Working Abroad

If you work abroad for a temporary period as part of your employment with the Organisation your terms and conditions of employment will remain unaltered.

Other Terms

This statement sets out the main terms and conditions upon which you are employed. They are in accordance with and subject to the terms of: The Private Health Insurance Scheme

The Private Health Care Scheme

The Life Insurance Scheme

The Organisation’s Code of Conduct

The Employee Handbook.

The documents referred to above are available for your inspection. Any change in the terms of your employment will be duly recorded within 4 weeks of the date of the change.

Applicable Law

Your contract of Employment will be subject to the laws of England and Wales and you agree that any disputes relating to your employment or its termination will be exclusively determined by the Courts or Tribunals of England and Wales.

Authorisation

Signed on behalf of the Organisation: Print name:			/s/ ROBERT MILLER
Robert Miller

Position:	Director	Date:	15/1/09

Acceptance

I acknowledge receipt of a copy of this written statement, and confirm that the terms set out in it are fully understood, correct and agreed.

Signed:	/s/ NEIL STEVENS	Date:	19/01/09
Print Name:	Neil Stevens

Start date:	TBC

DATA PROTECTION EMPLOYEE CONSENT FORM

1.	The Data Protection Act 1998 sets out the principles that should be followed when processing personal data of any kind. One of the ways in which S Technologies Limited (“the Company”) takes steps to comply with some of these principles is to ask employees to consent to the processing of employment related personal data. However, you should be aware that this is not the only way that the Company can comply with the principles contained in this Act. You should be aware, however, that to carry out a variety of functions as an employer or to comply with legal obligations which are imposed upon the Company, we will not need your consent to process data in every case.

2.	We maintain certain personal information about employees as part of our general employee records. Our records may include the Employee’s address and contact details, marital status, educational background, employment application, history with the company, areas of expertise, details of salary and benefits, bank details, performance appraisals and salary reviews, records relating to holiday and other leave, working time records and other management records, etc. We have become aware of this information in a number of ways - directly from employees, from others and otherwise over time through our relationship with employees- and may receive and/or retain it in various forms, whether in writing, electronically, verbally or otherwise.

3.	We use this information for a variety of personnel administration and employee, work and general business management purposes. For example, we need this information to administer payroll, improve and maintain the administration of employee benefits, such as leave entitlement, facilitate the management of work and employees, operate performance and salary reviews, operate the Company’s IT and communications systems, comply with record keeping and other legal obligations.

4.	The Company also processes information relating to employees health which may amount to sensitive personal data. The particular information that the Company holds relating to your health is the records of sickness absence and medical certificates, including the Company’s Self Certified Sickness Form and any medical reports which employees have provided. The purpose of keeping this sort of information is to administer Company and Statutory Sick Pay, monitor and manage sickness absence and comply with obligations under Health and Safety legislation and the Disability Discrimination Act 1995.

5.	Some of this personal information is stored and kept by eBay Inc in databases located in the United States. The database is controlled by our administrative staff in the United States and can be accessed electronically by Human Resources, Business Systems Team, software maintenance vendors, and Stock Administration. The Company has security measures in place which help to ensure the confidentiality of the information contained in the database and these measures will be reviewed over time and upgraded in line with legal and technological developments. The remainder of the personal information is held on personnel files which are kept in the Data Protection Form Human Resources Department. Access to these files is limited to local HR department and Stock Administration.

6.	From time to time, we will ask employees to review and update the personal information we hold. Please contact the Human Resources Department at any time for more information about the Data Protection Act and to obtain an up to date copy of the information held, subject to the various exceptions which are contained in the Data Protection Act.

7.	As a member of the eBay group, the Company will need to make personal data and sensitive personal data available to eBay Inc. and other members of the eBay Group. for the purposes set out above and for use in internal newsletters of eBay Inc. The Company will also need to make sensitive personal data available to legal and regulatory authorities (such as the Inland Revenue) to accountants, auditors, lawyers and other outside professional advisers, and to companies who provide products and services to the Company (such as IT systems suppliers, pension scheme or medical benefits providers and other outsourcing providers) or to any third parties assisting the Company, eBay Inc. or any member of the eBay group in the implementation, administration or management of any stock option, phantom option or employees’ share scheme (present or future), including any broker or other third party with whom you may elect to deposit any shares or common stock of the Company, eBay Inc. or any other member of the eBay group acquired by you (“Recipients”). Although most Recipients are located in the European Economic Area, others may be located or have relevant operations elsewhere. Therefore, it may be necessary to transfer sensitive personal data to countries outside the European Economic Area and, in particular, to the US. Some of the countries in which Recipients are located may not have laws as stringent as the UK laws which regulate the use and transfer of personal data. In this case, eBay Inc will still hold your personal information safely and securely and will still comply with the underlying principles of the UK Data Protection Act.

8.	Please confirm your consent to: (i) the Company processing personal data relating to you and (ii) your consent to the receipt, possession, use, retention and transfer of personal data by Recipients for personnel administration, employee, work and business management purposes (examples of which are set out above) by signing this form in the space provided below. If you have any questions, please contact the Human Resources Department.

Signed:	/s/ NEIL STEVENS

Name:	Neil Stevens

Date:	19/01/09

EXHIBIT B

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

To: Skype Technologies S.A., a Luxembourg corporation, including any subsidiary, mother company or affiliated company thereof (the “Corporation”). The undersigned, in consideration of continued or anticipated employment or consulting assignment with the Corporation (“Employment”) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby covenants and agrees with the Corporation as follows:

1.	Non-Competition. The undersigned recognizes and understands that in performing the duties and responsibilities of my Employment with the Corporation, I will occupy a position of trust and confidence, pursuant to which I will develop and acquire wide experience and knowledge with respect to all aspects of the business carried on by the Corporation and the manner in which such businesses are conducted. It is the express intent and agreement of the undersigned and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Corporation and its affiliates and not in any manner which would be detrimental to any of them. The undersigned therefore agrees that so long as I am employed or engaged by the Corporation and for a period of six months from the expiration of such Employment for any reason whatsoever, unless I obtain the prior written consent of the Corporation, I shall not directly or indirectly own any interest in a business enterprise which is in significant competition (as reasonably determined by the Corporation) with the business of the Corporation as it exists at the earlier of the date at which such ownership begins and the date of the expiration of my Employment with the Corporation.

2.	Disclosure of Information. The undersigned acknowledges and understands that the Corporation has expended and will be expending considerable time and money in acquiring and developing as well as receiving from third parties trade secrets, products, technology, sales literature and brochures, form contracts, other form documents, customer lists, marketing or sales strategies and other information (the “confidential data”) and that the undersigned, by virtue of my position of responsibility with the Corporation, will have access to such confidential data.

The undersigned, therefore, covenants and agrees that, during the term of my Employment and any time thereafter, I will not, directly or indirectly, in any manner or for any reason whatsoever (other than in the ordinary and usual course of the Corporation’s business), disclose to any person, firm or corporation any of the confidential data, except such confidential data as you can establish was a matter of public knowledge as of the date of any such disclosure.

Upon the termination of my Employment, I agree to return to the Corporation all confidential data embodied or recorded in tangible form which is in my possession or control.

3.	Non-Solicitation. I agree that for a period of six months following the expiration of my Employment, I shall not, directly or indirectly, contact any of the persons, clients,

companies or institutions which I have contacted on behalf of the Corporation during the course of my Employment for the purpose or intent of competing with the Corporation.

I further agree that for a period of six months following the expiration of my Employment, I shall not solicit orders for any product similar to or capable of being used in place of the products distributed and sold by the Corporation to any person or company to whom the Corporation has sold such products at any time during the one year period preceding the expiration of my employment or supply any such product to any such person.

4.	Hiring Corporation Employees. The undersigned covenants and agrees that during the term of my Employment and for a period of one year after the termination of such Employment I will not, directly or indirectly, in any manner or for any reason whatsoever, offer or agree to hire any employee of the Corporation or induce any or conspire to induce any employee of the Corporation to break his or her contract of employment with the Corporation or to leave the employment of the Corporation under conditions that are contrary to the terms of his or her employment.

5.	Ownership of Work. The undersigned expressly acknowledges that all proprietary interests, including intellectual property interests, resulting from the services carried out by the undersigned, directly or indirectly resulting from my duties and obligations as an employee or consultant of the Corporation, shall be the property of the Corporation or such party as the Corporation may direct in writing and I agree to sign such documentation as requested by the Corporation to confirm such ownership. Without limitation, all working papers, notes and memoranda which are made or obtained in relation to this letter agreement shall be the property of the Corporation or such party as the Corporation may direct in writing and will accordingly be provided to the Corporation upon termination of this Agreement or at such earlier time as the Corporation may direct in writing.

6.	Waiver of Moral Rights. The undersigned hereby expressly and irrevocably waives any and all moral rights or at common law that you, as author, have with respect limitation, the right to attribution of authorship, the right to restrain any distortion, mutilation or other modification of any such work and the right to prohibit any use of any such work in association with a product, service, cause or institution that might be prejudicial to your honour or reputation.

7.	Further Assistance. The undersigned agrees that upon the written request of the Corporation, I will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfer and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within your power to cause the doing or execution of, as the Corporation may from time to time reasonably request be done and/or executed as may be necessary or desirable to give effect to his agreement.

8.	Term of Agreement. This agreement shall survive the termination of my employment with the Corporation.

TO WITNESS THIS AGREEMENT, the undersigned has duly signed and sealed the Non-Competition and Confidentiality Agreement on the     19th     day of     Jan    , 2009.

/s/ NEIL STEVENS
Name: Neil Stevens	Neil Stevens

/s/ (Illegible)
Witness

S TECHNOLOGIES LTD

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment by S TECHNOLOGIES LTD. (the “Company”), and the compensation paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and afterwards. I will hold in strictest confidence and will not disclose, use, lecture upon or publish (whether for my own purposes or those of any other person or organization whatsoever) any of the Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with the proper performance of my duties, or unless an officer of the company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” Shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Group Companies (meaning its holding companies and their subsidiaries, as such terms are defined under Luxembourg law, from time to time). “Proprietary Information” includes without limitation (a) trade secrets, Inventions, ideas, processes, plans, formulae, source and object codes, data, programs, computer systems, software, databases, prototypes, other works of authorship, know-how, improvements, discoveries, developments, designs, specification and techniques or any other matter or work whatsoever, including but not limited to any applications to protect such matters or works (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers or their requirements; (c) information regarding the skills and compensation of other employees of the Company and its Group Companies: and (d) any document marked “confidential” (or with a similar expression), or any information which I have been told is confidential or which I might reasonably expect the Company or a Group Company would regard as confidential. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information to whatever extent and in whichever way I wish: (a) which is generally known in the trade or industry; (b) which is not gained as a result of a breach of this Agreement; or (c) which can independently be shown as my own skill, knowledge, know-how and experience.

1.3 Third Party Information. I understand, in addition, that the Company and its Group Corporation has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s, and or its Group Companies, part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company or its Group Companies’ personnel who need to know such information in connection with their work) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment and thereafter by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the provision of the Company or its Group Companies any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or its Group Companies.

1.5 Scope of Obligation. The obligations contained in section 1 shall not apply to any disclosures required or permitted by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of my employment, other than by way of unauthorized disclosure.

2. ASSIGNMENT OF PROPRIETARY RIGHTS

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean rights in and in relation to: (i) trademarks, services marks, trade and business names, logos, registered designs, design rights, database rights, trade secrets, patients, copyrights, (including moral rights and rights in software). Semi-conductor topography rights; (ii) records, documents, papers (including copies, and summaries), relating to such rights; (iii) inventions, including any appliances to protect such matters or works; and (iv) other intellectual property and related rights or forms of protection having an equivalent or similar nature or affect anywhere throughout the world, whether enforceable, registered or unregistered arising from or treated, produced, made, conceived, reduced to practice, learned or developed by me (whether alone or jointly with others) during the course of the performance of my duties for the Company.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A. attached hereto a complete list of all Inventions that I have alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior

Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A. but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I (or the Company or any Group Company) incorporate a Prior Invention into a Company (or any Group Company) product, process, system, database, machine or other creation, the Company (or the applicable Group Company) is hereby granted and shall have a non-exclusive, royalty-free irrevocable, perpetual, worldwide license (with rights to sublicense through multiple ties of sublicenses) to make, have made, modify, use and sell such Prior Invention. If I cannot grant such a license, I will procure such a license for the Company or fully indemnify and hold harmless the Company in respect of any loss or damage arising from unlawful use by the Company of such Prior Inventions. Notwithstanding the foregoing, I agree that I will not incorporate in any Company Inventions (as defined below) without the Company’s prior written consent.

2.3 Assignment of Proprietary Rights. Subject to Sections 2.4 and 2.5 the Proprietary Rights shall vest immediately upon creation or performance in and shall be and remain the sole and exclusive property of the Company and I hereby assign to (and agree to assign in the future) and waive in favour of the Company, (or the Company’s nominee) all my rights, title and interest in and to the same. I agree to take all such actions and execute all such documents (at any time) as may in the Company’s opinion be necessary to enable the Company to obtain, defend or enforce its rights in the Proprietary Rights and shall not do or fail to do any act which would or might prejudice the Company’s rights under this clause 2.3. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Employee Rights. With respect to those rights in the Inventions which do not belong to the Company (collectively “Employee Rights”). I will at the request and cost of the Company (whether during my employment or after its termination) forthwith license or assign (as determined by the Company) to the Company and the Employee Rights and will deliver to the Company all documents and other material relating to the Inventions. The company will pay to me such compensation for the license of our assignment as the Company will determine in its absolute discretion, subject to relevant Luxembourg law.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment with the Company and within a year after termination of employment.

2.6 Enforcement of Proprietary Rights. At the request and cost of the Company, I will assist the Company and its Group Companies in every proper way to obtain, and from time to time enforce, all Proprietary Rights in any and all countries. To that end I will execute, verify and deliver all such documents and perform all such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, enforcing, protecting and resisting objections or opposition to obtaining or petitions or applications for revocation of any such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its nominee. My obligation to assist the Company with respect to the Proprietary Rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a rate determined by it after the termination of my employment for the time actually spent by me at the Company’s request on such assistance.

2.7 Moral Rights. I hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in me (whether before, on or after the date hereof) in connection with my authorship of any of the Proprietary Rights wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information created by me and the Proprietary Rights which records shall be available to and remain the sole property of the Company at all times. I shall not at any time during the continuance of my employment with the Company make any notes or memoranda relating to any matter within the scope of the

Company’s or any Group Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Group Company.

4. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5. RETURN OF COMPANY PROPERTY. On termination of my employment, or at any other time as directed by the Company, I must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to the Company car, keys, credit cards, user id’s and password, equipment and passes) which are in my possession or under my control. I must, if so required by the Company confirm in writing that I have complied with my obligations under this section 3. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

6. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary

Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

8. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby agree to notify my new employer of my rights and obligations under this Agreement.

9. GENERAL PROVISIONS.

9.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of England. I hereby expressly consent to the personal jurisdiction of the appropriate courts located in England for any lawsuit filed there against me by the Company arising from or related to this Agreement,

9.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

9.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any proceedings or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement. Any delay by the Company in exercising any right pursuant to this Agreement shall not constitute a waiver thereof.

9.6 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of Proprietary Rights during such period (although this does not create an employment relationship between me, as a consultant and the Company). This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:	19/01/09

/s/ NEIL STEVENS
(Signature)

Neil Stevens

ACCEPTED AND AGREED TO:

S TECHNOLOGIES LTD.

/s/ ROBERT MILLER

Director

Dated:	15/1/09

EXHIBIT A

TO: S Technologies Ltd.

FROM:

DATE:

SUBJECT: Previous Inventions

1.	Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by S Technologies Ltd. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements.

See below:

Additional sheets attached.

2.	Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

Additional sheets attached.

Skype employees in the UK

Re:	eBay’s Insider Trading Policy for employees in the UK.

Dear All:

Enclosed is a copy of the eBay’s Insider Trading Policy. PLEASE READ IT VERY CAREFULLY. As it indicates, the consequences of insider dealing can be very serious to both you and the Company.

To show that you have read the Insider Trading Policy and agree to be bound by them, please sign and return the attached copy of this letter to Jurga Cemerkiene.

Yours truly,

Josh Silverman, CEO

Skvpe

CERTIFICATION

I certify that I have read, understand and agree to comply with the Insider Trading Policy of eBay Inc. (the “Company”) and its subsidiaries, including eBay UK Ltd,. PayPal (Europe) Ltd, PayPal UK Ltd, Gumtree.com Ltd and S Technologies Ltd (Skype). I agree that I will be subject to sanctions, including, for employees, termination of employment, for violation of the Company’s policy, and that the Company may give stop transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by myself in a transaction that the Company considers to be in contravention of its policy.

/s/ NEIL STEVENS
(Signature)

Printed Name: Neil Stevens

Dated signed:	19/01/09

eBay Inc.

Insider Trading Policy

eBay Inc

INSIDER TRADING POLICY For Employees in the U.K.

Effective Date: June 1, 2005

PURPOSE

This policy is designed to prevent actual or apparent violations of securities laws governing (1) trading any securities related to eBay Inc. (together with its majority owned subsidiaries, “eBay”) while having material non-public and/or inside information concerning eBay and (2) tipping or disclosing material non-public and/or inside information to outsiders and also to ensure compliance with the UK’s Criminal Justice Act 1993.

SCOPE

This policy covers all eBay directors, officers, employees, consultants and contractors, as well as members of their families and others living in their households as well as any other entities (such as trusts, partnerships and corporations) over which eBay directors, officers, employees, consultants or contractors have or share voting or investment control (collectively referred to herein as “you”,). You must ensure that your families and other members of your household, as well as any entities over which you may exercise voting or investment control, comply with these policies.

For purposes of this policy, eBay has established the following categories:

•	Section 16 Parties: Exhibit A lists the people subject to the reporting provisions and trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended, or “Section 16.”

•

Level 1 and Level 2 Insiders: Exhibit B lists additional persons who may have access to material non-public information in the normal course of their duties for eBay, or also referred to collectively as “Insiders,” and lists certain Insiders as “Level 1 Insiders” and others as “Level 2 Insiders.”

DEFINITION OF “MATERIAL NON-PUBLIC INFORMATION” OR “INSIDE INFORMATION”

“MATERIAL” INFORMATION. Information about eBay is “material” if it would be something someone might want to know before buying or selling eBay’s stock or other securities. Both positive and negative information may be material. Examples include: financial results or projections; significant changes in financial performance or liquidity; potential mergers and acquisitions, joint ventures or material sales of eBay assets or subsidiaries; significant pricing changes; significant litigation exposure or developments; stock splits, securities/debt offerings, significant new services; and major changes in senior management.

“NON-PUBLIC” INFORMATION. Information is “public” only after eBay has formally disclosed it or it is otherwise widely available to the general public, and the public has had reasonable opportunity to digest it. eBay considers information as public after the close of trading on the second full trading day following eBay’s widespread public release of the information.

“INSIDE” INFORMATION. Information is inside information if it (a) relates to eBay stock or other securities or its business prospects rather than to securities or companies generally; (b) is specific or precise; (c) has not been “made public”; and (d) were made public would be likely to have a significant affect on the price of eBay stock or other securities. For these purposes information has been “made public” if it is published under the rules of a regulated market (such as NASDAQ) to inform investors and professional advisors; is contained in public records; can easily be obtained by those likely to deal in securities; or is derived from information which has been made public. The circumstances in which information has been “made public” are similar to the circumstances in which non-public information becomes public.

STATEMENT OF EBAY’S POLICY AND PROCEDURES

Please remember that anyone scrutinizing your transactions will be doing so after the fact, and with the benefit of hindsight. As a practical matter, before engaging in trading in any securities related to eBay, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

PROHIBITED ACTIVITIES

Trading - US Rules

•

“Restricted Activities” include either (1) establishing, amending or terminating a binding plan, contract or instruction regarding transactions in eBay securities that meets the requirements necessary to establish an affirmative defense to insider trading liability established by Rule l0b5-1 under the Securities Exchange Act of 1934, as amended, and the related rules of the U.S. Securities and Exchange Commission (a “Written Plan”) or (2) buying or selling any securities relating to eBay (including stock, derivatives, and economic equivalents) that are not made under a Written Plan. Refer to “— 10b5-1 Written Plans” for more details.

•

No Restricted Activities During Blackout Periods. You may not engage in a Restricted Activity outside of the applicable trading windows (described in the next section) or during any special blackout periods that the eBay’s Compliance Officer (as defined below) may designate. You may not disclose to any outside third party that a special blackout period has been designated.

•

You may never engage in a Restricted Activity while possessing material non-public information, even if the “trading window” is otherwise open. It does not matter whether you have an independent, justifiable reason for a purchase or sale.

•

No Section 16 Party may engage in a Restricted Activity at any time unless the activity has been approved by eBay’s Compliance Officer in accordance with the procedures described below under “—Procedures for Approving Trades for Section 16 Parties” or “—10b5-1 Written Plans”. eBay’s Compliance Officer will not permit a Section 16 Party to engage in a Restricted Activity outside the applicable “trading window” described below under “—Trading Windows and Blackout Periods” or during any special trading blackout periods that may be designated by eBay’s Compliance Officer.

Trading – UK Rules

•

No Dealing. When in possession of inside information, you must not deal in price affected eBay stock or securities (as principal or agent). Again, as set out above, this applies even if a “trading window” is otherwise open or if you have an objective justifiable reason for the purchase or sale. You must not do this whether the dealing takes place on the market (e.g. NASDAQ) or through a professional intermediary such as a broker. Before undertaking any such dealing activities, you need to contact and obtain the approval of eBay’s Compliance Officer.

•

Dealing under the UK rules covers both acquisition and disposal; acquisition includes agreeing to acquire or entering into a contract to create a security and disposal covers agreeing to dispose of or bring to an end a contract which created the security. You will also deal if you procure, directly or indirectly, an acquisition or disposal by another person.

•	Encouragement. You must not encourage any other person to deal in price affected eBay stock or securities whilst you are in possession of inside information.

No Disclosure of Material Non-Public or Inside information. You may not disclose material non-public or inside information concerning eBay to any outside person (including family members, analysts, individual investors, or members of the investment community and news media), unless required as part of your regular duties for eBay or authorized by eBay’s Compliance Officer.

No Trading Advice. You should generally not give trading advice of any kind about eBay to others, and may never do so when you have material non-public or inside information about eBay.

No Futures. Derivatives, Etc. You may not trade in any instrument relating to the future price of eBay’s securities, such as a put, call, futures contract, short sale (including a short sale “against the box”) or collar. If you have any doubt as to whether you can engage in potential transactions, consult your Business Ethics Officer or eBay’s Compliance Officer in advance.

Other Companies’ Information. You may not (1) trade the securities of any other public company while you have material non-public or inside information about that company obtained through your work for eBay, (2) “tip” or disclose such information, or (3) give trading advice of any kind to anyone concerning such other public company while you have such information.

Certain Gifts and Other Non-Sale Transfers Permitted. When you are not permitted to engage in a Restricted Activity, you may not transfer eBay-related securities, except for (1) charitable gifts that have been pre-approved by eBay’s Compliance Officer or (2) non-sale transfers that have been pre-approved by eBay’s Compliance Officer and where the transferee agrees not to trade until the transferor may engage in a Restricted Activity.

TRADING WINDOWS AND BLACKOUT PERIODS

Trading Window for Section 16 Parties and Level 1 Insiders. Section 16 Parties (after obtaining approval as set forth below) and Level 1 Insiders may engage in Restricted Activities only between the third trading day after eBay’s release of quarterly or year-end earnings and the 20th day of the second month of the then-current quarter. (This restriction does not apply to sales deemed to be made by non-employee members of eBay’s board of directors for purposes of Rule 144 under the Securities Act of 1933, as amended, that are not deemed to be made by such individuals under Section 16 and that are made pursuant to a Written Plan).

Trading Window for Level 2 Insiders. Level 2 Insiders may engage in Restricted Activities only between the third trading day after eBay’s release of quarterly or year-end earnings, and the 10th day of the third month of the then-current quarter.

Trading Window for all Other Employees. All other employees may engage in Restricted Activities only between the third trading day after eBay’s release of quarterly or year-end earnings, and the last day of the then-current quarter.

Under no circumstances may you engage in any trades relating eBay securities (even under a Written Plan) between the first day of a quarter and the end of the second trading day following eBay’s release of quarterly or year-end earnings for the prior quarter.

PROCEDURES FOR APPROVING TRADES FOR SECTION 16 PARTIES

No Section 16 Party may trade in eBay’s securities, or adopt, amend or terminate a Written Plan, until the Compliance Officer has approved the amount and nature of the proposed trade(s), or the adoption, amendment or termination of the Written Plan.

BENEFIT PLANS

Employee Stock Purchase Plan and Deferred Stock Unit Plan: This policy does not apply to decisions regarding level of participation and the purchase of shares under eBay’s 1998 Employee Stock Purchase Plan, or ESPP, nor does it apply to the grant or acquisition of units under eBay’s 2003 Deferred Stock Unit Plan, or DSU Plan. However, any sale of securities acquired under the ESPP or the DSU Plan is subject to the prohibitions and restrictions of this policy.

Stock Option Plans: The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by eBay, but not to the acquisition of securities through such exercises.

10b5-1 WRITTEN PLANS

A. Overview. Rule 10b5-1 allows you, at a time when you neither possess material non-public information, to: (1) enter into a binding contract to purchase or sell eBay securities; (2) instruct another person to purchase or sell eBay securities for your account; or (3) to establish a written plan for trading eBay securities. Any such contract, instruction or plan must: (1) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or include a written formula for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; and (2) not permit you to exercise any subsequent influence over how, when or whether to effect purchases or sales. Moreover, any person who, pursuant to the contract, instruction or plan does exercise such influence must not be aware of the material non-public information when doing so. In addition, any such contract, instruction or plan must be given or entered into in good faith and not as part of a plan or scheme to evade the prohibitions of this policy.

B. Entering Into, Amending or Terminating a Written Plan. Because entering into, amending or terminating a Written Plan (as defined under “— Prohibited Activities” above) is a Restricted Activity under this policy, no Section 16 Party, Level 1 Insider or Level 2 Insider may do so while possessing material non-public information. In addition, your Written Plan: (1) must be entered into, amended or terminated during your applicable “trading window”; and (2) may not permit you to engage in any trades relating eBay securities (even under a Written Plan) between the first day of a quarter and the third trading day following eBay’s release of quarterly or year-end earnings for the prior quarter.

•

Additional Requirements for Section 16 Parties. Prior to entering into or amending a Written Plan, Section 16 Parties must submit the plan or amendment to eBay’s Compliance Officer for review. A Section 16 Party may not enter into, amend or terminate a Written Plan without the prior approval of eBay’s Compliance Officer.

•

Additional Requirements for Level 1 and Level 2 Insiders. Promptly after entering into a Written Plan, Level 1 Insiders and Level 2 Insiders must certify to eBay’s Compliance Officer that the Written Plan is a valid 10b5-1 plan that meets the requirements of this policy. This certification must be made no later than two business days after the Written Plan has been entered into, amended or terminated.

C. Specific Requirements for Written Plans.

•

First Transaction Under the Written Plan. No Section 16 Party, Level 1 Insider or Level 2 Insider may enter into a transaction under a Written Plan during the same trading window during which he or she adopted the Written Plan.

•	Limitations On Number of Transactions Pursuant to a Written Plan. No Section 16 Party may engage in more than 20 transactions pursuant to a Written Plan during any twelve-month period.

COMPLIANCE OFFICER

eBay has designated eBay’s General Counsel, or any designee(s) of eBay’s General Counsel, as this policy’s Compliance Officer. Such officer will review and either approve or prohibit all proposed Restricted Activities by Section 16 Parties in accordance with the procedures described above under the headings “—Procedures for Approving Trades for Section 16 Parties” and “—l0b5-1 Written Plans”, except that with respect to the Compliance Officer, any Restricted Activities must be approved by eBay’s Chief Financial Officer.

SPIRIT OF THE POLICY

You may not attempt to circumvent the purpose or spirit of this policy through investment transactions that have substantially similar economic substance to transactions that would be prohibited under this policy. If you have any doubt as to whether you can engage in potential transactions, consult your Business Ethics Officer or eBay’s Compliance Officer in advance.

POST-TERMINATION TRANSACTIONS

The prohibition on “Prohibited Activities” described above continues to apply to transactions in eBay securities even after you have terminated employment. If you are in possession of material non-public and/or inside information when your employment terminates, you may not engage in a Restricted Activity or dealing until such material non-public and/or inside information has become public or is no longer material.

INDIVIDUAL RESPONSIBILITY

You have the individual responsibility to comply with this policy against insider trading, regardless of whether your trading window is “open”. Exercise appropriate judgment in connection with any transaction in eBay’s securities.

CONSEQUENCES OF VIOLATIONS

Any violation of the laws against insider trading or tipping could subject you and eBay to severe civil and criminal liability, potentially including jail sentences. Note that the Securities Exchange Commission, the stock exchanges, and the National Association of Securities Dealers (NASD) use sophisticated electronic surveillance techniques to uncover insider trading. eBay employees who violate this policy are also subject to disciplinary action up to and including termination. Also note that, if you are in the UK, the UK government has made insider dealing an extraditable offence and, under various statutory powers, can institute investigations in response to requests from foreign (e.g. US) regulatory authorities.

INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer (or a member of his or her staff) or your Business Ethics Officer.

This policy supersedes in its entirety eBay’s prior insider trading policy in effect prior to June 1, 2005.

EXHIBIT A

Section 16 Parties

(As of April 1, 2005)

eBay will amend this Exhibit A from time to time as necessary to reflect the addition, and, in the case of individuals, the resignation or departure, of Section 16 Parties. Each Section 16 Party will notify eBay’s Compliance Officer in writing when such Section 16 Party believes that he, she or it no longer is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. If eBay agrees that such Section 16 Party no longer is so subject, or if eBay determines independently that such Section 16 Party no longer is so subject, then such Section 16 Party automatically will be deemed to be removed from Exhibit A effective upon the date when such Section 16 Party is determined no longer to be subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. eBay will promptly notify any Section 16 Party in writing if eBay independently determines that such Section 16 Party no longer legally is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.

A current list of Section 16 Parties is available on eBay’s intranet @

http://iweb.corp.ebay.com/Legal/Documents/Policies/InsidersProceduresGuidelines.pdf

DIRECTORS:

EXECUTIVE OFFICERS:

Name	Title

EXHIBIT B

Level 1 and Level 2 Insiders

(As of April 1, 2005)

eBay will amend Exhibit B from time to time as necessary to reflect the addition and the resignation, departure or change of status of Insiders. eBay will promptly notify any Insider in writing if eBay independently determines that such Insiders no longer has access to material non-public information about eBay.

ADDITIONAL LEVEL 1 INSIDERS (i.e. in addition to the Section 16 Parties on Exhibit A):

A current list of Level 1 Insiders is available on eBay’s intranet @

http://iweb.corp.ebay.com/Legal/Documents/Policies/InsidersProceduresGuidelines.pdf

LEVEL 2 INSIDERS:

A current list of Level 2 Insiders is available on eBay’s intranet @

http://iweb.corp.ebay.com/Legal/Documents/Policies/InsidersProceduresGuidelines.pdf

eBAY INC.

1999 GLOBAL EQUITY INCENTIVE PLAN

Option and Restricted Stock Unit Awards

for Employees in the United Kingdom

ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY

CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

1.	Parties

This Election is between:

(i)	Neil Stevens (the “Employee”), who may be eligible to receive options and/or restricted stock units granted by eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125, USA (the “Company”), pursuant to the terms and conditions of the eBay Inc. 1999 Global Equity Incentive Plan, as amended (the “Plan”), and

(ii)	S Technologies Ltd, with a registered office at 2 Stephen Street, 3rd Floor, London, W1T 1AN, UK. (the “Employer”), which employs the Employee.

2.	Purpose of Election

2.1	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992, including:

(i)	the acquisition of securities pursuant to the options and/or restricted stock units including any dividend equivalents paid out in securities of the Company (pursuant to section 477(3)(a) ITEPA); and/or

(ii)	the assignment or release of the restricted stock units (pursuant to section 477(3)(b) ITEPA); and/or (iii) the receipt of a benefit in connection with the options and/or restricted stock units other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA).

In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

2.2	This Election applies to all options and/or restricted stock units granted to the Employee under the Plan, including any dividend equivalents paid out in securities of the Company with respect to the restricted stock units, on or after January 1, 2002 up to the termination date of the Plan.

2.3	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section

4B(2) of either the Social Security Contributions and Benefits Act 1992, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.	The Election

The Employee and the Employer jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by signing this Election he or she will become personally liable for the Employer’s Liability covered by this Election.

4.	Payment of the Employer’s Liability

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive upon exercise of the options and/or vesting of the restricted stock units; and/or

(iv)	through any other method as set forth in the award agreement entered into between the Employee and the Company.

4.2	The Employer hereby reserves for itself and the Company the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.

4.3	The Employer agrees to remit the Employer’s Liability to Her Majesty’s Revenue and Customs (“HMRC”) on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs.

5.	Duration of Election

5.1	The Employee and the Employer agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	such time as both the Employee and the Employer agree in writing that it should cease to have effect;

(ii)	on the date the Employer or the Company serves written notice on the Employee terminating its effect;

(iii)	on the date the HMRC withdraws approval of this Election; or

(iv)	on the date the Election ceases to have effect in accordance with its terms with respect to any outstanding option or restricted stock unit granted under the Plan.

Signed by Neil Stevens

The Employee	/S/ NEIL STEVENS

Date:

Signed for and on behalf of S Technologies Ltd

Name	/S/ ROBERT MILLER

Position	Director

Date	15/1/09

SCHEDULE TO FORM OF ELECTION

The employing companies to which this Form of Election relates are:

NAME	ADDRESS

eBay (UK) Limited	Hotham House, 1 Heron Square Richmond upon Thames, Surrey TW9 1EJ

PayPal (Europe) Ltd.	Hotham House, 1 Heron Square Richmond upon Thames, Surrey TW9 1EJ

Gumtree.com Ltd.	Hotham House, 1 Heron Square Richmond upon Thames, Surrey TW9 1EJ

Shopping.com Ltd.	Hotham House, 1 Heron Square Richmond upon Thames, Surrey TW9 1EJ

Skype Technologies S.A.	22-24 Boulevard Royal L-2249 Luxembourg

S Technologies Limited	2 Stephen Street London, W1T 1AN

eBay Inc.

2145 Hamilton Ave.

San Jose, CA 95125

www.ebay.com

January 15, 2009

Neil Stevens

Re: Stock-Based Awards of eBay Inc.

Dear Neil

We are pleased to welcome you to the family of eBay Inc. (“eBay”) companies. As a new member of the eBay family and an employee of S Technologies Limited (the “Employer”), we are pleased to inform you that we will recommend to the Board of Directors of eBay that you be granted (a) a stock option to purchase 57,000 shares of eBay’s common stock, and (b) an award of 28,500 restricted stock units (“RSUs”), both to be granted under and subject to the terms and conditions of eBay’s current stock plans (the “Plans”), as well as the terms and conditions of the stock option agreement and the RSU agreement, as applicable (which will be provided to you as soon as practicable after the grant date). Please note that eBay can grant the stock option and the RSUs to you only if and as long as it is permitted and feasible under the laws of the country in which you reside.

The exercise price for the stock option will be no less than the fair market value of eBay’s common stock, as determined according to the Plan, on the grant date. Generally, the stock option will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% of the shares subject to the stock option will vest one year after the commencement of your employment and an additional 1/48th of the shares subject to the stock option will vest at the end of each month thereafter.

Generally, the RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% of the shares subject to the RSUs will vest on each anniversary of the grant date.

However, in its discretion, eBay may impose a different vesting schedule for the stock option and/or the RSUs if it determines that a different vesting schedule is required or recommended to comply with local law or is advisable to take advantage of any favorable tax regime available in your country.

You should be aware that eBay, in its sole discretion, may suspend, modify, cancel or terminate the Plan at any time without any compensation to you or the other participating employees. You acknowledge that your participation in the Plan is entirely voluntary, the benefits afforded under the Plan do not form an employment contract with eBay or any of its affiliates, and the grant of the stock option and the RSUs is a one-time benefit which will not give you a right to any future grants under the Plan.

Furthermore, you should know that the stock option and the RSUs, as well as any shares acquired under the Plan, are additional benefits that may be given to you by eBay and not by the Employer or any other of eBay’s affiliates. Therefore, the stock option and the RSUs, as well as any shares acquired under the Plan, are not part of your employment relationship with the Employer and are completely separate from your salary or any other remuneration or benefits provided to you by the Employer. This means that any gain you realize from the stock option and/or the RSUs will not be included if and when any bonuses, termination compensation, severance payments, payments during a notice period or indemnity that you may receive from your employer are calculated.

In the event that your relationship with an eBay company is terminated for any reason other than your death or disability, you will have the right to exercise your stock option, to the extent it is vested, at any time within three months following your termination. Notwithstanding the foregoing, in no event may your stock option be exercised later than the option expiration date and in no event may your stock option be exercised under terms inconsistent with the terms of your stock option agreement.

If you receive the stock option and/or the RSUs, you will be required to sign the grant materials which eBay will provide to you. Also, eBay may ask you to sign other agreements or documents which may be required under U.S. or local laws to receive the stock option and/or RSUs and to receive any shares under the Plan.

Additionally, if the stock option and/or the RSUs are granted to you, you will be responsible to comply with any applicable legal requirements in connection with your participation in the Plan. You will also be responsible for any tax or social insurance contribution obligations arising from the stock option and/or the RSUs and the shares acquired under the Plan, including any Employer obligations that eBay has determined may legally be transferred to you and regardless of any tax and social insurance contribution withholding and/or reporting obligation of eBay or the Employer. You agree to seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any stock option and/or RSUs granted to you. Neither eBay nor the Employer will provide you with any financial, investment or tax advice regarding the stock option, the RSUs and/or any shares acquired under the Plan.

Finally, all disputes arising under or relating to the grant of the stock option and/or RSUs or the provisions of this letter shall be governed by and construed in accordance with U.S. federal and California state law (but not including the choice of law rules thereof). For purposes of litigating any dispute that arises directly or indirectly from the stock option and/or RSU grant or the provisions of this letter, you and eBay hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the stock option and/or RSU grant, if any, shall be made and/or is to be performed.

Once again, we are pleased to welcome you to the eBay family.

Sincerely,

/S/ JOHN DONAHOE
John Donahoe
President and CEO, eBay Inc.

ACKNOWLEDGED AND AGREED:

/S/ NEIL STEVENS
Neil Stevens

Date

Neil Stevens

Employee ID: 231015

Grant Number: T10000486

PE0000486

STOCK OPTION GRANT AGREEMENT

(NON-QUALIFIED STOCK OPTIONS)

THIS AGREEMENT (including Exhibit A), made as of this 25th day of May 2010 between Skype Global S.à r.l. (the “Company”) and (the “Participant”).

WHEREAS, the Company has adopted and maintains the Skype Global S.à r.l. Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and shareholders by providing certain employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non- Qualified Stock Options to purchase Ordinary Shares of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to 13377 Ordinary Shares of the Company, 40% of the Option will be a Time-Based Option to purchase 5351 Ordinary Shares and 60% of the Option will be a Performance-Based Option to purchase 8026 Ordinary Shares.

2. Grant Date. The Grant Date of the Option hereby granted is December 2009. Notwithstanding the foregoing, for purposes of vesting under Section 4.4 of the Plan, the Grant Date shall be 19th November 2009.

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4. Exercise Price. The exercise price of each Ordinary Share underlying the Option hereby granted is U.S. $ 255.52.

5. Vesting Date of Options. For purposes of the Option, a “Qualifying Termination” (or any reference to a termination by the Company without Cause) shall be deemed to include,

with respect to the Participant, a termination of such Participant’s Employment by the Participant for Good Reason and the reference to a voluntary termination in Section 4.5(u) of shall be deemed a termination without Good Reason. “Good Reason” shall mean a Participant’s termination of Employment on account of: (x) a material diminution in the Participant’s base salary or target bonus, other than a decrease of less than 10% that applies to employees generally of the Company or its Affiliates; (y) a relocation of a Participant’s primary work location by more than 50 miles; or (z) for Participant’s with an officer title of vice president or above on the Grant Date, ceasing to have an officer title of vice president or above with the Company or its Affiliates (regardless of whether it is an elected position), in each case without the employee’s prior written consent; provided that, within 90 days following the first occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, the Company or its Affiliate shall not have cured such circumstances within 30 days following the Company’s receipt of such notice and the Participant resigns within 60 days of the end of the cure period.

6. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8. Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant

Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant.

9. Integration. This Agreement (including Exhibit A), and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement (including Exhibit A), including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York without regard to the provisions governing conflict of laws.

12. Participant Acknowledgment and Management Partnership. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to an Initial Public Offering, the Company shall issue the Ordinary Shares acquired pursuant to the exercise of the Option to the Management Partnership on behalf of the Participant and no Ordinary Shares shall be issued to or recorded in the name of the Participant. No Ordinary Shares shall be issued to the Management Partnership on behalf of any Participant unless and until the Management Partnership takes or causes to be taken all such reasonable actions as may be necessary or reasonably desirable in order to become a shareholder in the Company, including, but not limited to, executing and delivering such subscription and other agreements specified by the Company to which the Management Partnership will be party. The Participant agrees to take all such reasonable actions as may be necessary or reasonably desirable in order to become a limited partner in the Management Partnership, including, but not limited to, executing and delivering such agreements specified by the Management Partnership agreement to which the Participant will be party. Notwithstanding anything in the Management Partnership agreement to the contrary, (i) the provisions of Section 8.Ol(a)(i) shall apply if the Participant’s Employment is terminated by the Participant for Good Reason at any time or, after the fifth anniversary of the Completion Date, if the Participant’s Employment is terminated by the Participant without Good Reason, and (ii) the provisions of Section 8.Ol(a)(ii) shall apply if the Participant’s Employment is terminated by the Participant without Good Reason prior to the fifth anniversary of the Completion Date.

13. Data Privacy Consent. In order to administer the Plan, this Agreement and the Option, the Company may process personal data about the Participant. Such data may include, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant such as the Participant’s home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or Ordinary Shares held in the Company (or interests in the Management Partnership), and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan, this Agreement and the Option. By accepting this grant, the Participant hereby gives explicit consent to the Company (i) to process any such personal data and (ii) to transfer any such personal data outside the country in which the Participant works or is employed to transferees who will include the Company and its Affiliates, and to other persons who are designated by the Company to administer the Participant’s participation in the Plan.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

Skype Global S.à r.l.

/S/ ANNE GILLESPIE
By:	Anne Gillespie

Title:	Global HR Director — Skype

/S/ NEIL STEVENS
Neil Stevens

SKYPE GLOBAL s.A R.L.

EQUITY INCENTIVE PLAN

EXHIBIT A

STOCK OPTION GRANT AGREEMENT

SPECIAL PROVISIONS FOR STOCK OPTIONS GRANTED

TO PARTICIPANTS IN CERTAIN JURISDICTIONS

This Exhibit A includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Stock Option Grant Agreement (the “Agreement”). Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Skype Global S.à r.l. Equity Incentive Plan, as amended from time to time (the “Plan”) or the Agreement, as applicable.

This Exhibit A also includes information relating to exchange control and other issues of which Participants should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participants not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Ordinary Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of each Participant, and the Company is not in a position to assure Participants of any particular result. Accordingly, Participants are advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if a Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.

CZECH REPUBLIC

Exchange Control Information.

Upon request of the Czech National Bank, the Participant may need to file a notification within 15 calendar days of the end of the calendar quarter in which he or she acquires Ordinary Shares.

ESTONIA

By accepting the Option, the Participant shall be deemed to acknowledge (I) that he or she has carefully read and understands and agrees with the Agreement, the Plan and the Management Partnership agreement as of the Grant Date (collectively, the “Compensation Award Agreements”), including without limitation Sections 3.1, 3.2, 4.13 and 6.4 of the Plan and Section 12 of the Agreement and agrees that none of the terms of the Compensation Award Agreements are imbalanced or harmful to him or her, and (b) that he or she unconditionally and irrevocably waives any rights to amend or dispute the validity of any of the terms and/or conditions of the Compensation Award Agreements, or to request any court to do the same, on the basis of any law or regulation of Estonia or any other jurisdiction.

By accepting the Option, the Participant consents and agrees to assume liability for any fringe benefit tax that may be imposed on or otherwise payable by the Company and/or the Participant’s employer in connection with the Option, consistent with the restrictions and limitations of applicable laws.

Further, by accepting the Option, the Participant agrees that the Company and/or the Participant’s employer may withhold from Option proceeds or collect the fringe benefit tax from the Participant by any of the means set forth in the Agreement or Plan or any other reasonable method established by the Company. The Participant agrees to execute any other consents or elections required to accomplish the foregoing, promptly upon request of the Company.

HONG KONG

Nature of Scheme.

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Option shall be void.

Securities Law Information.

The Option and the Shares to be issued upon exercise of the Option do not constitute a public offer of securities and are available only for employees of the Company or an Affiliate.

The contents of the Notice, the Agreement, this Exhibit A and the Plan have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the Option. If the Participant is in any doubt as to the contents of the Agreement, this Exhibit A or the Plan, the Participant should obtain independent professional advice.

JAPAN

Exchange Control Information.

If the payment amount to purchase Ordinary Shares in one transaction exceeds ¥30, 000,000, the Participant must file a Payment Report with the Ministry of Finance (the “MQf”) through the Bank of Japan or the bank through which the payment is effected. If the payment amount to purchase Ordinary Shares in one transaction exceeds ¥100,000,000, the Participant must file a Securities Acquisition Report, in addition to a Payment Report, with the MOF through the Bank of Japan.

LUXEMBOURG

No country-specific terms apply.

SINGAPORE

Securities Law Information.

The grant of the Option under the Plan is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), and is therefore exempt from the prospectus and registration requirements under the SFA.

Director Notification Information.

If the Participant Is a director, alternative director or shadow director of a Singapore Affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Affiliate in writing of an interest (e.g., the Option, Ordinary Shares, etc.) in the Company or any Affiliate within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., exercise of the Option, sale of Ordinary Shares), or (iii) becoming a director, alternate director or shadow director if such an interest exists at that time.

SWEDEN

No country-specific terms apply.

UNITED KINGDOM

Taxes

This provision supplements Section 4.10 of the Plan:

If payment or withholding of all the social security, national insurance and withholding or other taxes that may become due as a result of the exercise of the Option (including the Employer

NICs, as defined below) (“Tax Related Items”) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Participant to the Company or its Affiliate, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company (or its Affiliate) may recover it at any time thereafter by any of the means referred to in Section 4.10 of the Plan.

Joint Election

As a condition of the exercise of the Option, the Participant agrees to accept any liability for secondary Class 1 National Insurance Contributions (the “ Employer NICs”) which may be payable by the Company or the Employer with respect to the exercise of the Option or otherwise payable with respect to a benefit derived in connection with the Option.

Without limitation to the foregoing, the Participant agrees to execute a joint election between the Company and/or the Employer and the Participant (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or its Affiliates. If the Participant does not enter into a Joint Election prior to exercise of the Option, any purported exercise of the Option shall be null and void without any liability to the Company and/or its Affiliates. The Participant further agrees that the Company and/or its Affiliates may collect the Employer NICs from the Participant by any of the means set forth in Section 4.10 of the Plan.

Section 431 Election

Each Participant who is, at the date he or she acquires Ordinary Shares pursuant to the Option, resident in the United Kingdom for United Kingdom tax purposes hereby undertakes that he or she will enter into such election with his or her employing company under Section 43191) of the Income Tax (Earnings and Pensions) Act 2003 as the employing company may require, no later than 14 days after such subscription or acquisition.

Data Privacy Notice and Consent

This provision supplements Section 12 of the Agreement:

By participating in the Plan, each Participant acknowledges and agrees to the holding of information about him or her by the Company and any Affiliate and he or she authorizes the Company and each Affiliate and their agents and advisers to use such information for the purposes of the Plan. By participating in the Plan, the Participant further acknowledges and agrees, further to the consent to the transfer of personal data contained in Section 12 of the Agreement, that personal data may be transmitted to third parties outside of the European Economic Area in the course of the implementation, administration and management of the Plan by agents of the Company or any Affiliate wherever located.

Participation in Plan and Employment

No individual shall have any claim against the Company or any Affiliate arising out of his or her not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely at the discretion of the Board.

The Plan shall not form part of any contract of employment or contract for services between the Company or any Affiliate and any individual and the rights and obligations of any individual under the terms of his or her office or employment with the Company or any Affiliate shall not be affected by his or her participation in the Plan.

Participation in the Plan shall be on the express condition that ceasing to participate in the Plan and/or the loss of subsisting Options (or parts thereof) for any reason in accordance with the terms of the Plan shall not afford any individual rights to compensation or damages under the terms of his or her office or employment with the Company or any Affiliate or otherwise by reason of his or her Employment.

No Participant shall be entitled to claim compensation or damages from the Company or any Affiliate in respect of any diminution or extinction of his or her rights or benefits (actual or potential) pursuant to any Option granted to him or her as a result of the exercise or failure to exercise any discretion vested in the Board under the Plan to the advantage or fullest advantage of the Participant.

The Company and each Affiliate shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

Neither the grant of the Option nor any benefit pursuant to the Option shall form part of an individual’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by the Company or any Affiliate.

UNITED STATES

Securities Law Information.

Except as the Company or Committee shall otherwise determine, the Plan is intended to comply with Section 4(2) of, and Rule 701 and Regulations D and S promulgated under, the Securities Act, and any provisions inconsistent with such Section of the Securities Act, or such Rule and Regulations, shall be inoperative and shall not affect the validity of the Plan.

By accepting the Option, and upon the exercise of the Option prior to the registration of the Ordinary Shares that are the subject of such Option pursuant to the Securities Act or other applicable securities laws, each Participant shall be deemed to acknowledge and agree and make the representations and warranties as described below and as otherwise may be requested by the Company for compliance with applicable laws, and any issuances of the Option and Ordinary Shares by the Company shall be made in reliance upon the express representations and warranties of the Participant.

For employees outside of the United States:

1.	Upon acceptance of the Option: The Participant is not in the United States and was not in the United States at the time the Participant was offered the Option.

2.	Upon exercise of the Option: The Participant is not in the United States.

For all employees:

1.	The Participant has received copies of each of the Plan, the Agreement and the Management Partnership, and has had sufficient opportunity to review such documents.

2.	The Participant is acquiring and will hold the Option and the Ordinary Shares for investment for his account only and not with a view to, or for resale In connection with, any “distribution” thereof within the meaning of the Securities Act or other applicable securities laws.

3.	The Participant has been advised that the Option and the Ordinary Shares have not been registered or qualified under the Securities Act or other applicable federal or state securities laws, on the ground that no distribution or public offering of the Option or the Ordinary Shares is to be effected in the United States (it being understood, however, that the Option and the Ordinary Shares are being issued and sold in reliance on the exemptions provided by Section 4(2) of, and/or Rule 701 and Regulations D and S promulgated under, the Securities Act), and that the Option and the Ordinary Shares must be held indefinitely, unless they are subsequently registered under the applicable securities laws or the Participant obtains an opinion of counsel (in form and substance satisfactory to the Company and its counsel) that registration is not required. In connection with the foregoing, the Company is relying in part on the Participant’s representations set forth herein. The Participant further acknowledges and understands that the Company is under no obligation hereunder to register the Option or the Ordinary Shares.

3.	The Participant is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a nonpublic offering, subject to the satisfaction of certain conditions. The Participant acknowledges that he is familiar with the conditions for resale set forth in Rule 144, and acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

4.	The Participant will not sell, transfer or otherwise dispose of the Option or the Ordinary Shares in violation of any of the following, to the extent applicable: the Plan; the Agreement; the Shareholders Agreement; the Management Partnership agreement; the Securities Act or under any other securities laws. The Participant agrees that he will not dispose of the Option or the Ordinary Shares unless and until he or she has complied with all requirements of the Agreement (including this Exhibit A) applicable to the disposition of the Option and the Ordinary Shares, respectively.

5.	The Participant has been furnished with, and has had access to, such information as he considers necessary or appropriate for deciding whether to invest in the Option or the

Ordinary Shares, and the Participant has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Option and the Ordinary Shares.

6.	The Participant is aware that his or her investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Participant is able, without impairing his financial condition, to hold the Option and the Ordinary Shares for an indefinite period and to suffer a complete loss of his investment in the Option and the Ordinary Shares.

Joint Election for the transfer of Employer’s

National Insurance Contributions to the employee

Part A — To be completed by the Employee

(This Joint Election will only be valid when both Parts A and B have been signed and dated)

1.	Between

The Company S Technologies Limited (‘the Secondary Contributor’ who is the employer), whose Registered Office is at 5 New Street Square, London, EC4A 31W, Company Registration number 05012699, and

Neil Stevens, ‘the Employee’, whose National Insurance number is NR211585A.

2.	Purpose and scope of election

(a)	This election covers the grant of employment related securities options under the SKYPE GLOBAL s.A R.L. EQUITY INCENTIVE PLAN on or after 1 December 2009.

(b)	This joint election is made in accordance with Paragraph 3B(I) of Schedule I of the Social Security Contributions and Benefits Act 1992 (‘SSCBA 1992’).

(c)	On the signing of both Part A (by the employee) and Part B (by the employer) of this election, the liability for the employer’s National Insurance contributions that arises on any relevant employment income covered by this election shall transfer from the secondary contributor to the employee, to the extent specified below.

(d)	The employer’s National Insurance liability that shall transfer from the employer to the Employee under this joint election is the whole of the secondary liability.

Relevant employment income from securities and options specified in 2(a) on which employer’s National Insurance Contributions becomes due is defined as:

i.	an amount that counts as employment income of the earner under section 426 of ITEPA 2003 (restricted securities: charge on certain post acquisition events),

ii.	an amount that counts as employment income of the earner under section 438 of that Act (convertible securities: charge on certain post-acquisition events), or

iii.	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA 1992.

(e)	This joint election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA 2003 (employment income: securities with artificially depressed market value).

(f)	This election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act I 992 or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.	Arrangements for payment of secondary NICs

(a)	In signing this joint-election the Employee authorises the Company, or other body (if applicable), to recover an amount sufficient to cover the liability for the employer’s National Insurance contributions transferred under this election in accordance with the arrangements summarised below and further detailed in the attached plan.

•	A deduction from salary or other payments due.

•	The delivery in cleared funds from the Employee in sufficient time to enable the Company to make payment to H M Revenue & Customs (HMRC) by the due date.

•

The sale of sufficient shares acquired from the Employee’s securities option following notification to the Company Secretary/Scheme Administrator/other party, the proceeds of which must be delivered to the Company in sufficient time for payment to be made to HMRC by the due date.

•	A deduction from any cash payment treated as Relevant Employment Income, given to the Employee.

•

Where the proceeds of the gain are to be made through a third party, the Employee will authorise that party to withhold an amount from the payment or to sell shares sufficient to cover the secondary NICs transferred. Such amount will be paid in sufficient time to enable the Company to make payment to the HMRC by the due date.

(b)	The Company and the Employee will ensure that payment of the liability for the secondary NICs will be made to HMRC within 14 days following the end of the Income Tax month in which the relevant employment income arises — the due date.

The Employee understands that in making this election they will be personally liable for the secondary NlCs covered by this election.

4.	Duration of this election

(a)	This joint election shall continue in force from the time it is made until whichever of the following first takes place:

•	The Company gives notice to the Employee terminating the joint election, or

•	it is cancelled jointly by the Company and the Employee, or

•	it ceases to have effect in accordance with the terms of the joint election, or

•	HMRC serves notice on the Company that the approval of the joint election has been withdrawn.

(b)	The terms of this joint-election will continue in full force regardless of whether the Employee ceases to be an employee of the Company.

5.	Declaration

In signing this Joint Election I agree as the Employee to be bound by its terms as stated above.

Signature of Employee	Date

/S/ NEIL STEVENS	08/06/10